UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 23, 2008
CNB FINANCIAL SERVICES, INC.
(Exact name of registrant as specified in its charter)

West Virginia	0-30665	55-0773918

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
101 S. WASHINGTON STREET
BERKELEY SPRINGS, WV 25411
(Address, including zip code, of principal executive offices)
Registrant’s telephone number, including area code: (304) 258-1520
Not applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS
ITEM 1.01 ENTRY INTO A DEFINITIVE MATERIAL AGREEMENT
     Section 409A of the Internal Revenue Code changed the income tax treatment of nonqualified deferred compensation plans and imposed requirements on both the terms and operations of such plans. Although Section 409A’s provisions have been in effect since 2005 and employers have been required to operate in good faith since that time, final regulations under that section were not issued until 2007. Companies must amend affected nonqualified deferred compensation plans by December 31, 2008, in order to comply with Section 409A and the regulations promulgated thereunder.
     Accordingly, on December 23, 2008, to address Section 409A, the board of directors of CNB Financial Services, Inc., adopted the CNB Bank, Inc. Amended and Restated Executive Compensation Plan for Directors (the “Plan”). The amendments to the Plan do not materially affect the scope or amount of benefits directors are entitled to receive, but may affect the timing and form of payment.
     The amendments make definitional changes such as revising or adding terms. Such terms that were revised or added include “change in the ownership,” “change in the ownership of a substantial portion of the assets,” “death benefit,” “normal retirement age,” and “normal retirement benefit.” Additionally, the amendments grandfather certain benefits not subject to Code Section 409A.
     Under the Plan, a participant’s normal retirement age is 65 if the participant becomes a member of the board prior to his 60th birthday and is age 72 if the participant first becomes a member of the board on or after his 60th birthday. The normal retirement benefit for a participant is an amount to be paid annually equal to the amount set forth opposite a participant’s name on a schedule attached to the Plan. CNB Bank, Inc. (the “Bank”) calculates the amount of each participant’s normal retirement benefit based on the annual amount of director fees that a participant elects to defer. Such amount is generally equal to the participant’s director fees deferred under the Plan credited with 10% interest compounded annually. If, prior to a change in control (as defined in the Plan), a participant terminates service as a director for any reason other than death or disability, or terminates Plan deferrals, then such participant will generally only receive a fraction of the participant’s normal retirement benefit equal to the number of years the participant served as a director and made deferrals under the Plan divided by the number of years from the date of such participant’s Plan participation until such participant’s normal retirement age. If a participant terminates service by reason of the participant’s disability or death, or if there is a change in control while the Director actively serves on the board, then the participant or his or her beneficiaries will generally receive the full normal retirement benefit or death benefit, as applicable. Persons eligible to participate in the Plan are individuals who are members of the board and individuals that the board determines may become a member of the board, but only those persons who are elected to the board may actually participate.

     The amendments clarify timing for elections under the Plan and limit the amount of the deferral. Under the Plan, a participant is entitled to the normal retirement benefit (or reduced normal retirement benefit in the event of an early termination) beginning on the first day of the month following his normal retirement age, but death benefits are payable to a beneficiary upon the participant’s death.
     Solely to the extent necessary to avoid penalties under Section 409A, the amendments also provide that distributions to certain specified employees (as defined in the Plan) that are considered a payment made upon a participant’s separation of service may not begin earlier than six months after separation from service.
     The purpose of the Plan is to retain and award the services of certain members of the board of directors, recognizing that the loss of the services of any member of such group would result in a substantial loss to the Bank. Additionally, the Bank wishes to recognize the services rendered in the past and to be rendered in the future by members of such group until their dates of retirement. The Plan was originally established effective July 1, 1982. The amendments to the Plan are effective January 1, 2005. The terms of the Plan as it existed prior to January 1, 2005, apply to all grandfathered benefits. The terms of the Plan as amended and restated effective January 1, 2005, and as further amended from time to time, will apply to all benefits that are not grandfathered benefits. A participant’s grandfathered benefit equals the amount of the participant’s benefits that were deferred and vested under the Plan before January 1, 2005, including any earnings thereon, as determined under the regulations adopted pursuant to Section 409A.
SECTION 9 — FINANCIAL STATEMENTS AND EXHIBITS
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.
     (c) Exhibits

10.1	CNB Bank, Inc. Amended and Restated Executive Compensation Plan for Directors

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CNB FINANCIAL SERVICES, INC.
By:	/s/ Thomas F. Rokisky
Thomas F. Rokisky
President/CEO

Date: December 23, 2008

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